DECLARATION OF TRUST

I, Perry Eugene Augustson, hereby declare that the mineral claim described below and registered in my name with the Ministry of Energy, Mines and Petroleum Resources for the Province of British Columbia is held by me in trust and for the benefit of Triton Resources, Inc.

Mineral Claim:

Tenure Number	Claim Name	Owner Number	Tag Number

411413	GB 6	146753	216598

DATED the 1st day of January, 2006

/s/ Perry Eugene Augustson
Perry Eugene Augustson